TRANSITION ASSET MANAGEMENT AGREEMENT

by and between

WELLHEAD ELECTRIC EQUIPMENT,  LLC, and

CALIFORNIA HOLDINGS McCALL, LLC

and

MMC ENERGY, INC.,

MMC ENERGY NORTH AMERICA, LLC,  and

MMC CHULA VISTA, LLC

Dated as of May 21, 2009

TRANSITION ASSET MANAGEMENT AGREEMENT
Chula Vista Project

This Transition Asset Management Agreement (this “Agreement”) dated as of May 21, 2009 (the “Execution Date”), is by and between California Holdings McCall, LLC, a Delaware limited liability company (“Buyer”), Wellhead Electric Equipment, LLC, a Delaware limited liability company (the “Guarantor” and, together with Buyer, “Buyer Parties”), and each of  MMC Energy, Inc., a Delaware corporation (“Seller”), MMC Energy North America, LLC, a Delaware limited liability company(“Parent”) and MMC Chula Vista, LLC, a Delaware limited liability company( “Company” and, together with Seller and Parent, the “Seller Parties” and each of (i) the Seller Parties collectively, on the one hand and (ii) the Buyer Parties collectively, on the other hand, a “Party”).

WHEREAS, Buyer, Seller and certain other parties have entered into a Membership Interests Purchase Agreement, dated as of May 21, 2009 (the “Purchase Agreement”; and all capitalized terms not defined herein have the meanings ascribed to them therein), pursuant to which among other things Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the MMC 1 Interest in MMC1, the Acquired Company to which the relevant Purchased Assets and certain related liabilities (if any) in respect thereof are to be transferred;

WHEREAS, the Purchased Assets under the Purchase Agreement include that certain electric power generating facility and related site located in Chula Vista, California (the “Project”) and certain assets related thereto, which Project and related assets are owned, as of the date hereof, by the Seller Parties;

WHEREAS, (i) by its execution of this Agreement, Seller has agreed commencing on the Execution Date to allow Buyer, Guarantor and their representatives access to the Project to undertake, as they may elect, the maintenance, improvement or upgrade of the equipment associated with the Project, and (ii) in accordance with Section 4.16 of the Purchase Agreement, the Seller Parties desire to transfer to Buyer the right to manage the operation of the Project and certain related assets as specified in this Agreement commencing on the date specified in writing by Buyer to Seller, provided such date is at least three (3) Business Days after the date of such notice (the “Effective Date”), in each case, for the applicable term set forth herein for such rights of Buyer, and Buyer desires, as it may elect, to undertake such maintenance, improvement or upgrade of the equipment and such operational and management control over the Project and such related assets, in each case, subject to the limitations set forth herein;

NOW THEREFORE, the Seller Parties and Buyer, each agreeing to be bound hereby and acknowledging the sufficiency of the consideration, promises and commitments made one to the other agree to the promises and obligations set forth herein:

ARTICLE I
TERM

1.1           Term.  The term of this Agreement shall commence on the Execution Date and shall continue until the earliest of  (i) the Closing; (ii) the date and time of termination of this Agreement pursuant to Article VIII, or (iii) such date and time as otherwise agreed by the parties (the “Term”); provided that (1) the applicable term hereunder for the performance of, to the extent elected by Buyer, of the Remediation Services hereunder and other rights and obligations described herein in respect of the Remediation Services shall commence upon the Execution Date and shall continue until the end of the Term (such applicable term relating to the Remediation Services, the “Remediation Services Term”) and (2) the applicable term hereunder for the performance of the Transition Services shall commence at 12:00 a.m. (the “Effective Time”) on the Effective Date and shall continue until the end of the Term (such applicable term relating to the Transition Services, the “Transition Services Term”).

ARTICLE II
SCOPE OF SERVICES

2.1           Scope of Services.

(a)           Commencing on the Execution Date and continuing throughout the Remediation Services Term, Buyer, at Buyer’s and Guarantor’s sole cost and expense (except as specifically contemplated in Section 4.14(a) of the Purchase Agreement), may, if they so elect and in their sole discretion, perform such items of maintenance, improvement or upgrade of the Project (subject to (i) the reporting requirements below and (ii) upon Buyer’s and/or Guarantor’s request, the execution and delivery by Seller or another applicable Seller Party to Buyer and/or Guarantor of one or more bailment agreements (or similar agreements) in form and substance reasonably satisfactory to all Parties with respect to any Replacement Property pursuant to which Seller or such other applicable Seller Party acknowledges the creation and existence of a bailment and agrees to only accept instructions from the Buyer and/or Guarantor with respect to the treatment, storage, maintenance, use and disposition of any such Replacement Property), as Buyer or Guarantor may elect to bring the equipment up to its desired maintenance standards as and to the extent contemplated by the Wellhead Reports or as otherwise notified in advance by Buyer as remediation work in any advance notice (with material details included therein) provided by Guarantor to Seller (collectively, the “Remediation Services”), and Buyer and its Affiliates and representatives are expressly authorized to perform the Remediation Services.

(b)           Commencing at the Effective Time and continuing throughout the Transition Services Term, each of the Seller Parties hereby engages Buyer, and Buyer hereby accepts such engagement, to undertake all commercially reasonable actions necessary or desirable for the management and operation of the Project and any assets and activities related thereto, including the management of the compliance by the Project with and performance by the Project under the Resource Adequacy Contracts and the other project contracts listed on Exhibit C (the “Project Contracts”; and the counterparty to each such Project Contract, individually a “Project Contractor”) and the Seller Permits related to the Project, as the sole and exclusive agent of each Seller Party.  Buyer shall use commercially reasonable efforts to perform such activities in a manner that does not give rise to any breach or other violation on the part of a Seller Party under the provisions of any Project Contract and shall use commercially reasonable efforts to perform all the applicable Company and Parent operational and asset management services appurtenant thereto, including without limitation the services more specifically described on Exhibit A (collectively, the “Transition Services”).

(c)           As part of the Transition Services, subject to the terms of this Agreement, Buyer shall have the right and obligation and all requisite authority to undertake all day-to-day operation and management decisions of the Company and Parent relating to the Project and its related assets except for decisions relating to the actions or activities set forth below (“Owner Decisions”) for which the Seller Parties shall have sole responsibility; provided that, notwithstanding the foregoing, the Seller Parties shall not take any of the Owner Decisions set forth in Sections 2.1(c)(i) through 2.1(c)(iv) below without first obtaining the consent and direction of Buyer with respect to such actions or activities, which consent and direction from Buyer shall not be unreasonably withheld:

(i)           terminating, amending or waiving, in any respect, any material duty of a Project Contractor under any of the Project Contracts;

(ii)           entering into any new agreement on behalf of the Company or for the benefit of the Project;

(iii)           the cancellation, amendment to or material diminution of the Company’s or the Project’s right in any way under, any Seller Permits, approvals, licenses or other similar rights or benefits held by the Company;

(iv)           the termination of any material vendor account of the Company or Parent, although nothing herein shall be construed as limiting Buyer’s choice of reputable vendors to perform any services as Buyer so desires;

(v)           take any action that would constitute a change in control under the Federal Power Act , as amended, or the regulations and administrative decisions promulgated thereunder or which affect the Company’s market based rate tariff;

(vi)           making dispatch decisions under Energy Management Contracts (as defined in Exhibit C); provided, however, that the Seller Parties shall make all such dispatch decisions in accordance with the procedures and guidelines set forth in Exhibit F hereto; and

(vii)           taking any action with respect to any Excluded Asset, including the cash and accounts receivable held by Parent;

provided that nothing in this Section 2.1(c) shall be construed to limit the obligations of any party under the Purchase Agreement.

(d)           For the avoidance of doubt, the Remediation Services and Transition Services shall not include, and Buyer shall not have any responsibility for, any of the activities  set forth in Exhibit E, all of which shall remain the obligation of Seller, the Company or Parent (collectively, the “Seller Obligations”).  In addition to the Seller Obligations, the Seller Parties shall each (i) provide or cause to be provided to Buyer, its subcontractors, agents, representatives and employees full unconditional access to the Project at all times and without prior notice (but without limiting the notice requirements under Section 2.2(a)), for the purpose of conducting the Remediation Services and Transition Services and the other obligations of Buyer hereunder, (ii) cause each Project Contractor to cooperate and coordinate with Buyer in order to permit Buyer to perform the Remediation Services and Transition Services, (iii) provide or cause to be provided to Buyer full access to any computer monitoring systems and information systems relating to the Project and the related assets and the performance by Buyer of the Remediation Services and Transition Services and (iv) make such payments under the Project Contracts required to be made by the Seller Parties thereunder, and provide such funds, including those contemplated pursuant to Sections 3.4 and 3.5, so as to permit Buyer to perform its obligations hereunder; provided, however, that the Seller Parties may withhold any such payments under the Project Contracts in the event of a good faith dispute between the Seller Parties and a Project Contractor and notice to Buyer.  Buyer shall in any event have no responsibility for any failure or delay in performing the Transition Services due to any failure of any Seller Party to perform the Seller Obligations and its other obligations hereunder.  Other than the costs and expenses associated with the Remediation Services (“Remediation Expenses”), which shall be borne by Buyer or Guarantor (except as specifically contemplated by Section 4.14(a) of the Purchase Agreement), Buyer may, but in no event shall be obligated to, make payments on its own account on behalf of a Seller Party in relation to its performance of the Transition Services or otherwise.

(e)           As part of the Transition Services, subject to Section 2.1(c), Buyer may arrange for the engagement of Affiliates or independent contractors necessary for the performance by Buyer of the Transition Services, and the costs of such Affiliates or independent contractors shall, without duplication, be for the account of the Seller Parties as an Operating Expense (as defined below) or, if advanced by Buyer at Buyer’s sole option (but without any obligation to do so),  recoverable by Buyer as a Buyer Operating Expense in accordance with this Agreement.

2.2           Reporting Requirements.

(a)           Advance Notices.  Buyer shall provide commercially reasonable advance notice to Seller’s Designated Representative before (i) undertaking the removal or replacement of any material asset of the Company or Parent from the Project or (ii) declaring an outage at the Project (other than any forced outages).

(b)           Operations Reports.

(i)           During the Transition Services Term, the Seller Parties agree to cause Pro Energy Services, Inc. (“Pro”) to provide daily, weekly, and monthly reports consistent with its past practice to each of Buyer and Seller, provided that Buyer may tailor such reporting at its discretion.  Buyer shall cooperate with the Seller Parties in causing Pro to provide such reports.

(ii)           For each two week period falling after the Effective Date and during the Transition Services Term (each, a “Reporting Period”), Buyer shall use commercially reasonable efforts to provide to Seller a report setting forth in reasonable detail the expenses incurred by the Buyer in the performance of the Transition Services in accordance with the terms of this Agreement (collectively, the “ Buyer Operating Expenses”) for each Reporting Period, said report to be delivered on the Friday after each respective Reporting Period.  For the avoidance of doubt, Buyer Operating Expenses shall not include (x) any expenses or costs incurred by Buyer or its Affiliates in connection with or as Remediation Expenses or (y) any costs to Buyer of any insurance obtained by Buyer pursuant to Sections 6.2 and 6.3.  Such bi-weekly report shall also (1) specify material scheduled activities to occur in the future, (2) identify any of the material Project assets physically removed and/or replaced, and (3) identify all other material equipment or other items installed as part of the Project.  The bi-weekly report shall have attached detailed time sheets for any of Buyer’s personnel working at the Project and shall clearly distinguish between Remediation Expenses and Buyer Operating Expenses.  Seller shall have the right to review such time sheets and allocations.

(iii)           During the Transition Services Term, the Seller Parties shall cause Macquarie Cook Power Inc. (“Macquarie”) to provide periodic revenue reports to Buyer concurrent with their delivery to any Seller Party.

(iv)           During the Transition Services Term, Buyer shall reasonably communicate with Seller regarding the status of the Transition Services at such times as Seller may reasonably request.

(c)           Financial Reports to Buyer.  The Seller Parties shall continue to have responsibility for and to keep the books and records of the Project, the Company and Parent in accordance with GAAP, and, during the Transition Services Term, shall use commercially reasonable efforts to provide to Buyer (i) separate monthly financial statements (consisting of an income statement, balance sheet, detailed general ledger and detailed check register) for the Project and each of Company and Parent, and (ii) a calculation of the EBITDA as determined in accordance with Article III  hereunder, in each case within thirty (30) days of the end of each month during the Transition Services Term.  Buyer shall promptly forward to Seller for processing any invoices relating to Buyer Operating Expenses (which invoices shall be issued on a monthly basis) and any other third party invoices for payments or expenses or other similar financial record with respect to the Project, the Company or Parent received directly by Buyer, and shall copy Seller on any purchase orders issued by Buyer.

(d)           Reports to Third Parties.  To the extent not otherwise required to be prepared or submitted by a Project Contractor under a Project Contract, during the Transition Services Term, Buyer shall prepare and submit as agent for and on behalf of Seller, all those reports as required by the North American Electricity Reliability Council, the U.S. Department of Energy, California Public Utilities Commission, the U.S. Energy Information Administration, the California Independent System Operator or any other governmental entities or self-regulatory organizations relative to the operations of the Project; provided that Seller shall have provided Buyer on a timely basis with such information as is necessary to prepare such reports that is not otherwise available to Buyer pursuant to its performance of the Transition Services.  During the Transition Services Term, (i) Seller shall cooperate with Buyer in the collection of relevant information and preparation of such reports to the extent reasonably necessary and (ii) Buyer shall provide to Seller a copy of all reports prepared and submitted by Buyer pursuant to this subsection 2.2(d).

2.3           Standard of Care.  Buyer shall use commercially reasonable efforts to perform the Transition Services and any Remediation Services it undertakes in a commercially reasonable manner and (i) in the case of the Transition Services, in accordance with the terms and conditions of the Project Contracts (it being acknowledged, however, that Buyer is assuming the operations and management of the Project as of the Effective Date in its existing condition, and Buyer makes no guarantee or warrantee of any nature whatsoever as to the performance (or non-performance) of the Project during the Term) and (ii) in the case of the Remediation Services, so as not give rise to any breach or other violation on the part of a Seller Party under the provisions of the Project Contracts in respect of the Project, or under the terms of any Seller Permit or applicable Law and to plan such Remediation Services to minimize both the length and number of outages and other operational disruptions.  No other obligation or duty (fiduciary or otherwise) or standard of care of Buyer shall be implied under the terms of this Agreement or under applicable Law except as expressly set forth in this Section 2.3.

2.4           Dealings with Seller.  In all dealings with any Seller Party and in performing the Transition Services and any Remediation Services, Buyer shall be entitled to rely upon any instruction, statement or approval given to Buyer by the Seller’s Designated Representatives, who shall have the authority to act and make decisions on behalf of each Seller Party with respect to this Agreement.

2.5           Guaranty.  Without limiting Section 7.3, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to Seller Parties the punctual performance of all covenants, agreements, undertakings and obligations of the Buyer under this Agreement.

ARTICLE III
CONSIDERATION

3.1           Buyer Reimbursement and Purchase Price Reduction.  In consideration for Buyer’s providing the Transition Services, from and after the commencement of the Transition Services Term, Buyer shall (i) be reimbursed for the Buyer Operating Expenses as provided in Section 3.4 and (ii) in the event the Closing under the Purchase Agreement shall occur, be entitled to a reduction of the Purchase Price payable at the Closing under the Purchase Agreement in an amount equal to (1) from and after the commencement of the Transition Services Term until the giving of the Buyer EBITDA Notice, 50% of the EBITDA arising from the Project  during such portion of the Transition Services Term and (2) from and after the giving of a Buyer EBITDA Notice until the end of the Transition Services Term, 100% of the EBITDA arising from the Project during such portion of the Transition Services Term, if such aggregate EBITDA over the Transition Services Term allocated to Buyer is a positive number (the “Positive EBITDA Amount”).  For purposes of this Agreement, “EBITDA” arising from the Project during the Transition Services Term (or the applicable portion thereof) shall mean the following items as determined in accordance with GAAP:

(a)           the sum (without duplication) of:

(x)           all revenue generated or accrued by the Project and its related assets (including the Project Contracts) during the Transition Services Term (or the applicable portion thereof);

(y)           except as otherwise expressly provided in Section 3.6(c) or (d), all proceeds payable under any insurance maintained by any Seller Party with respect to property damage or loss with respect to the Project that occurs during the Transition Services Term (or the applicable portion thereof); and

(z)           if Buyer so elects, all proceeds payable under any insurance maintained by Buyer for Seller-owned equipment with respect to property damage or loss with respect to the Project that occurs during the Transition Services Term (or the applicable portion thereof);

less

(b)           the sum of:

(w)           Buyer Operating Expenses actually reimbursed by the Seller Parties pursuant to Section 3.3;

(x)           operating and maintenance expenses (other than Buyer Operating Expenses) with respect to the Project and its related assets (including the Project Contracts) accrued during the Transition Services Term (or the applicable portion thereof) and, to the extent not arising under the Project Contracts or otherwise representing a recurring cost, reasonably approved by Buyer in the performance of the Transition Services, including, without duplication, all amounts payable for the period falling in the Transition Services Term (or the applicable portion thereof) (1) to Project Contractors under the Project Contracts, (2) under leases, (3) for property taxes and other non-income or franchise taxes payable with respect to the Project (as pro-rated for the period falling under the Transition Services Term (or the applicable portion thereof)), (4) utilities (including telecommunications), (5) interconnection costs, (6) in connection with compliance with ongoing requirements of existing permits relating to the Project, (7) in connection with the consulting services of Donelle Griffon with respect to the current permitting activities with respect to the Project (and excluding, for the avoidance of doubt, any services relating to the transfer of any permits as contemplated under the Purchase Agreement) and (8) other repair and  maintenance expenses and other direct operating expenses (but excluding Remediation Expenses, any extraordinary or non-recurring items and damage or loss with respect to the Project for which an insurance claim may be made (which damage or loss is covered by clause (y) below));

(y)           except as otherwise expressly provided in Section 3.6(c) or (d), any costs of repairs and other expenses incurred with respect to property damage or loss with respect to the Project that occurs during the Transition Services Term (or the applicable portion thereof) for which an insurance claim may be made under any insurance maintained by Buyer or any Seller Party; and

(z)           any fines or penalties assessed on the Project, Company or Parent by a Governmental Authority or under a Project Contract as a result of the performance of the Transition Services or the Remediation Services by Buyer hereunder during the Transition Services Term (or the applicable portion thereof) to the extent (i) not borne or payable by Buyer or Guarantor under Section 3.8 or (ii) not borne or payable by any Project Contractor under the terms of the related Project Contract or otherwise;

(collectively, all such expenses in this clause (b), “Operating Expenses”); provided that, for the avoidance of doubt, Operating Expenses shall not include (A) any cost, expense, charge, fine or penalty of any nature arising as a result of events or acts that occurred prior to or after the Transition Services Term, (B) notwithstanding any allocation under GAAP to the contrary, any item of cost or expense that does not directly result from acts or operations occurring during the Transition Services Term, and (C) any allocation to the Project, Company or Parent of any employee or overhead expense of any Seller Party or any of their Affiliates or any costs and expenses of any Seller Party arising from activities other than those directly related to the Project.

3.2           Buyer EBITDA Notice.  At any time during the Transition Services Term, Buyer may deliver a written notice to Seller that, from and after the date of such written notice, Buyer desires to have the benefit of 100% of the Positive EBITDA Amount for purposes of Section 3.1 arising after the date of such written notice until the end of the Transition Services Term (a “Buyer EBITDA Notice”).

3.3           Seller Purchase Price Increase.  In the event (i) the Closing under the Purchase Agreement shall occur and (ii) the aggregate amount of the EBITDA of the Company from the Project allocated to Buyer during the Transition Services Term as calculated pursuant to Section 3.1 (including the specified allocation to Buyer of such EBITDA before and after the giving of any Buyer EBITDA Notice, if any) is a negative number (the “Negative EBITDA Amount”), then Seller shall be entitled to an increase of the Purchase Price payable at the Closing under the Purchase Agreement in an amount equal to the lesser of (1) such Negative EBITDA Amount and (2) the Negative EBITDA Amount based on a calculation where (x) the maximum Negative EBITDA Amount during the portion of the Transition Services Term when Buyer shall be entitled to 50% of the EBITDA under Section 3.1 shall be $250,000 and (y) the maximum Negative EBITDA Amount during the portion of the Transition Services Period when Buyer shall be entitled to 100% of the EBITDA under Section 3.1, together with any Negative EBITDA Amount allocated under clause (x), shall be $500,000 (the “Capped Negative EBITDA Amount”); provided that in no event shall the amount of the adjustment to the Purchase Price to be made pursuant to this Section 3.3, together with any other amounts payable by Buyer under this Agreement, exceed the Maximum Liability Amount.

3.4           Reimbursement of Buyer Operating Expenses.  From and after the commencement of the Transition Services Term, the Seller Parties shall reimburse Buyer for all Buyer Operating Expenses and any other Operating Expenses advanced by Buyer (at its sole discretion) on behalf of the Project or any Seller Party within thirty (30) days of the receipt by Seller of Buyer’s invoice therefor pursuant to Section 2.2(c); provided that the amount of Buyer Operating Expenses required to be reimbursed by the Seller Parties under this Section 3.4 with respect to routine labor costs of Buyer shall not exceed $10,000 per month or such higher amount as shall be approved by Seller (the “Buyer Labor Cost Monthly Cap”), it being expressly acknowledged and agreed by the parties that such Buyer Labor Cost Monthly Cap shall not apply to any major repairs undertaken by Buyer as part of its performance of the Transition Services.  This obligation of the Seller Parties shall remain in effect whether or not the Closing occurs under the Purchase Agreement

3.5           Revenue and Operating Expense Allocation During the Term.  Notwithstanding anything to the contrary set forth in this Agreement (but without limiting the adjustments to the Purchase Price contemplated pursuant to Sections 3.1 and 3.3 or the Termination Payment contemplated in Section 3.6), (i) all revenue generated or accrued by the Project and its related assets (including the Project Contracts) during the Term shall be for the account of the Seller, the Company or Parent, as the case may be, and (ii) all Operating Expenses during the Term shall be the responsibility of the Seller Parties.

3.6           Termination Consideration.  (a)  In the event that (i) the Closing does not occur, (ii) the Purchase Agreement is terminated, (iii) in connection with such termination Buyer shall be entitled to a return of the Deposit under the terms of the Purchase Agreement and (iv) there shall be a Positive EBITDA Amount for the Transition Services Term so that a decrease to the Purchase Price would have been in effect under Section 3.1 if the Closing had occurred, then, in addition to the reimbursement of the Buyer Operating Expenses pursuant to Section 3.4, the Seller Parties shall pay or cause to be paid to Buyer a termination payment under this Agreement in an amount equal to the Positive EBITDA Amount that would have been applied as a decrease to the Purchase Price under Section 3.1 (the “Seller Termination Payment”).

(b)           In the event that (i) the Closing does not occur, (ii) the Purchase Agreement is terminated, (iii) in connection with such termination Buyer shall be entitled to a return of the Deposit under the terms of the Purchase Agreement and (iv) there shall be Negative EBITDA Amount for the Transition Services Term so that an increase to the Purchase Price would have been in effect under Section 3.3 if the Closing had occurred, then Buyer shall pay or cause to be paid to Seller a termination payment under this Agreement in an amount equal to the Negative EBITDA Amount that would have been applied as an increase to the Purchase Price under Section 3.3 (the “Buyer Termination Payment”).

(c)           Notwithstanding the foregoing provisions of this Section 3.6 or anything to the contrary set forth in Section 6.1, if (i) the Closing does not occur, (ii) the Purchase Agreement is terminated, (iii) in connection with such termination Buyer shall be entitled to a return of the Deposit under the terms of the Purchase Agreement and (iv) there has been an event of loss with respect to the Project such that there shall be proceeds under the Existing Project Insurance constituting all, or substantially all, of the replacement value of the Project (a “Total Loss Event”), then for purposes of calculating any termination payment payable to Buyer or Seller under this Section 3.6, (x) 50% of the amount of such insurance proceeds paid under the Existing Project Insurance with respect to such Total Loss Event shall be payable by the Seller Parties to Buyer as an additional termination payment hereunder (a “Total Loss Payment”), and (y) the amount of such insurance proceeds payable under the Existing Project Insurance and any amounts relating to the cost of repair or replacement cost of the Project shall not be included in the calculation of EBITDA under Section 3.1.

(d)           Notwithstanding the foregoing provisions of this Section 3.6 or anything to the contrary set forth in Section 6.1, if (i) there shall have been an event of loss (other than a Total Loss Event) with respect to the Project (a “Material Insured Event”), (ii) Buyer shall elect not to proceed with a Closing under the Purchase Agreement solely on the basis of such Material Insured Event in accordance with the terms of the Purchase Agreement, (iii) the Purchase Agreement is terminated as a result thereof and (iv) in connection with such termination Buyer shall be entitled to a return of the Deposit under the terms of the Purchase Agreement, then for purposes of calculating any termination payment payable to Buyer or Seller under this Section 3.6, (i) the amount of insurance proceeds payable under the Existing Project Insurance with respect to such Material Insured Event shall not be included for purposes of Section 3.1(a)(y) of the EBITDA calculation and (ii) the costs of all repairs and other expenses incurred with respect to such Material Insured Event shall not be included for purposes of Section 3.1(b)(y) of the EBITDA calculation.

(e)           For purposes of the calculation of any termination payment under this Section 3.6, each Party shall provide to the other Party such additional details pertaining to the calculation of EBITDA or a Total Loss Payment that is in its possession as is reasonably requested by the other Party.  Within fourteen (14) days following the termination of the Purchase Agreement, Seller shall make an initial calculation of the Seller Termination Payment, Buyer Termination Payment and/or Total Loss Payment and give written notice of such initial calculations to Buyer.  Each of the Seller Termination Payment, Buyer Termination Payment and/or Total Loss Payment, as applicable, shall be payable within thirty (30) days of the receipt by the Party required to make such payment of the invoice setting forth such Seller Termination Payment, Buyer Termination Payment  and/or Total Loss Payment or, if later, within ten (10) days of receipt of the insurance proceeds included within such payment from the Party entitled to the same as set forth hereunder.

3.7           Calculation of EBITDA.

(a)           At least seven (7) days prior, but no earlier than fourteen (14) days prior,  to the date expected to be the Closing Date as agreed between the Parties, Seller shall give Buyer written notice of (i) such expected date of the Closing and (ii) the amount, reasonably estimated by Seller, acting in good faith, of the EBITDA for the estimated Transition Services Term and the applicable EBITDA Positive Amount or EBITDA Negative Amount, as the case may be, based on the Closing Date occurring on the expected Closing date, together with such information regarding the calculation of such estimated amounts as Buyer may reasonably request.  If Buyer identifies any error in any of the estimates used or computations undertaken by Seller, Buyer will promptly (and in any event within three (3) days after the receipt of such written notice from Seller) notify Seller of such error in writing with specificity  (an “Error Notice”).  If Buyer does not give such an Error Notice, the estimated amount of the EBITDA and the applicable EBITDA Positive Amount or EBITDA Negative Amount notified by Seller under this Section 3.7 shall be the EBITDA and applicable EBITDA Positive Amount or EBITDA Negative Amount, as the case may be, to be applicable under the Purchase Agreement for purposes of the calculation of the Purchase Price payable by Buyer at the Closing Date.

(b)           If Buyer gives such Error Notice, the parties will promptly meet and review the estimates and computations and, if necessary, Seller will recalculate the EBITDA and applicable EBITDA Positive Amount or EBITDA Negative Amount, as the case may be, to correct any error so identified and agreed by Seller, and provide such recalculated amounts to Buyer for Buyer’s review pursuant to this Section 3.7.  If the parties are not in agreement as to the estimates and computation of  EBITDA and applicable EBITDA Positive Amount or EBITDA Negative Amount, as the case may be, at the time all other conditions to Closing have been satisfied or waived, the EBITDA and applicable EBITDA Positive Amount or EBITDA Negative Amount, as the case may be, under the Purchase Agreement shall be the last amounts estimated by Seller pursuant to this Section 3.7 (the “Closing EBITDA Amounts”); provided that, in the event that the amount in dispute between the parties with respect to the Closing EBITDA Amounts is greater than or equal to $100,000, then the parties agree that, as part of the Closing procedures under the Purchase Agreement, an amount equal to such disputed amount shall be deducted from the Purchase Price and deposited into the Escrow Account, subject to release from the Escrow Account only upon the Joint Written Direction of Seller and Wellhead.

(c)           If the Closing shall be delayed for any reason for more than five (5) Business Days after the expected Closing Date assumed in the notices delivered by Seller under this Section 3.7, such notices shall become void and Seller shall send another written notice to Buyer for the newly expected Closing Date in accordance with this Section 3.7.

(d)           If the Purchase Price is determined on the basis of disputed Closing EBITDA Amounts under this Section 3.7, after the Closing Date, the parties will continue to work in good faith to resolve any disagreement among the parties with respect to the Closing EBITDA Amounts, as the case may be, utilized to determine the Purchase Price and to determine any mutually agreed revised amounts within thirty (30) days following the Closing Date (the “EBITDA Adjustment Period”), taking into account all financial information and reports received or updated during that period with respect to the EBITDA calculations (it being understood that during the EBITDA Adjustment Period, Buyer and Seller may revise their respective estimates used for the Closing EBITDA Amounts).   If (i) the parties agree on a revised EBITDA and EBITDA Positive Amount or EBITDA Negative Amount, as the case may be, during the EBITDA Adjustment Period or (ii) the parties do not so agree during the EBITDA Adjustment Period and there is a final determination of such dispute in accordance with this Agreement of the applicable EBITDA and EBITDA Positive Amount or EBITDA Negative Amount, as the case may be (in the case of a resolution under either of clause (i) and (ii), the “Final EBITDA Amounts”), the Purchase Price amount under the Purchase Agreement shall be recalculated using such Final EBITDA Amounts (the “Revised Purchase Price Amount”) and (1) if the Revised Purchase Price Amount is greater than the amount of the Purchase Price paid under the Purchase Agreement, Buyer shall pay to Seller such differential and (2) if the Revised Purchase Price Amount is less than the amount of the Purchase Price paid under the Purchase Agreement, Seller shall pay to Buyer such differential, in each case together with interest thereon at a rate equal to the prime rate as published by Bank of America from the Closing Date until the date such payment is made, in immediately available finds by wire transfer to the accounts designated in writing by the Party entitled to such payment.  If a Final EBITDA Amounts is determined pursuant to clause (ii) above, the Party determined pursuant to such final determination to be most in error in its proposed applicable Final Adjusted Amounts shall bear all of the costs of the proceedings leading to such final determination, including the reasonable legal costs and expenses of the other Party with respect thereto, and shall reimburse the other Party for any such amounts incurred by the other Party at the time of making the payment referenced in the immediately preceding sentence.

(e)           Nothing in this Section 3.7 shall be construed to modify or affect the effectiveness or timing of a Closing under the Purchase Agreement on the basis of disputed Closing EBITDA Amounts.

3.8           Penalties.  If any penalties, fines, special charges or similar items are incurred under the Resource Adequacy Contracts in respect of the Project, any Seller Permit in respect of the Project or applicable Law as a result of actions taken by Buyer in connection with the Remediation Services performed by Buyer or Guarantor or their Representatives, Buyer shall, subject to Section 7.3, immediately pay over to Seller the amount of such item or, at the election of Seller, Seller shall have the right of offset for the amount of such item against the Deposit and Seller and Buyer shall, or shall cause Wellhead to, promptly issue a Joint Written Direction to the Escrow Agent to cause the Escrow Agent to immediately pay over to the Seller such item.  In the event of any offset from the Deposit, the amount payable under Section 1.3(a)(iii) of the Purchase Agreement shall be increased by the amount of such offset.

ARTICLE IV
COOPERATION

4.1           Designated Representatives; Meetings.  To facilitate the efficient performance of the Remediation Services and the Transition Services, Buyer and the Seller Parties hereby designate their initial respective representatives (“Designated Representatives”) as identified at Exhibit B hereto, as may be revised from time to time with reasonable notice prior to the effectiveness of such change in personnel, as the individuals in charge of primary contact between the Seller Parties, on the one hand, and Buyer, on the other, with respect to this Agreement during the Term.  The Designated Representatives shall use commercially reasonable efforts to meet in person, or if not by teleconference, no less than bi-weekly, and more often as may be requested by Seller or Buyer.

ARTICLE V
BOOKS, RECORDS AND ACCOUNTING

5.1           Seller Parties’ Records.  At all times during the Term, each Seller Party shall maintain a reasonably complete and accurate set of files, records, books, and accounts (“Records”) of all business activities and operations during the Term for the Project, including those undertaken by the Seller Parties.  Each Seller Party shall make all such Records available to Buyer at all times as required herein, or otherwise for copying and review upon request, including all such Records relevant to the calculation of EBITDA under Article III as Buyer may request from time to time both during and after the Transition Services Term as reasonably necessary to permit the calculation of EBITDA.

5.2           Buyer’s Records.  At all times during the Term, Buyer shall maintain a reasonably complete and accurate set of Records of all business activities and operations conducted by the Buyer or any of its Affiliates or Representatives in connection with its performance by Buyer of the Transitions Services or Remediation Services.  Buyer shall make all such Records available to the Seller Parties at all times as required herein, or otherwise for copying and review upon request, including all such Records relevant to the calculation of EBITDA under Article III as Seller may request from time to time both during and after the Transition Services Term as reasonably necessary to permit the calculation of EBITDA.

ARTICLE VI
INSURANCE

6.1           Seller Insurance.  Throughout the Term, the Seller Parties shall maintain all insurance related to the Project as currently in place in the name of the current insured in accordance with all insurance requirements applicable to the Project, including those set forth in the Project Contracts (the “Insurance Requirements”), all as further set forth on Exhibit D hereto with respect to the Seller Parties, including without  limitation any amendments or modifications thereto required by the parties providing financing to Seller Parties or for the Project (collectively, the “Existing Project Insurance”);  provided that the Seller Parties shall cause Buyer to be named as (i) an additional insured and a loss payee under such Existing Project Insurance relating to commercial general liability insurance and (ii) as an additional insured for all other Existing Project Insurance, and require the insurers thereunder to waive subrogation against Buyer and its Affiliates together with their respective officers, directors, Affiliates and employees.  In no event shall the Seller Parties be required to cause Buyer to be named as a loss payee under any property damage insurance and business interruption insurance with respect to the Project.  Should Buyer terminate the Purchase Agreement solely as a result of a Material Insured Event, Buyer shall be deemed to have waived its right to payment under any property damage insurance or business interruption insurance maintained as part of the Existing Project Insurance in connection with such Material Insured Event.

6.2           Buyer Property Insurance.  Buyer may, at its option and its own expense (but without any obligation to do so), obtain it its own property and business interruption insurance with respect to the Project and the Buyer's assets and equipment located on the Project site (the “Buyer Property Damage Insurance”).  In no event shall Buyer be required to cause any Seller Party to be named as an additional insured or a loss payee under any Buyer Property Damage Insurance obtained by Buyer.  The Seller Parties shall reasonably cooperate with Buyer should it desire to obtain any such Buyer Property Damage Insurance.

6.3           Buyer Liability Insurance.  During the Term, Buyer shall maintain insurance coverage as described in Exhibit D to be maintained by Buyer.

6.4           Notice of Damage.  Each Party shall promptly notify the other Party of any actual or potential claim under any of the insurances provided by either Party under the terms of this Agreement.  Each such notice shall be accompanied by full details of the incident giving rise to such claims.  Each Party shall provide the other Party with all such commercially reasonable assistance as may be required for the notification, preparation, negotiation and resolution of any claims under insurance maintained pursuant to this Agreement.

ARTICLE VII
LIMITATION OF LIABILITY

7.1           Liability of Parties.  (a)  Notwithstanding anything to the contrary set forth in this Agreement, Buyer, its Affiliates and each of their respective members, directors, officers, agents, employees and representatives (collectively, the “Buyer Affiliates”), shall not, either directly or indirectly, be liable, answerable or accountable to any Seller Parties or any Affiliate thereof, for, and each of the Seller Parties hereby waives, for the benefit of the Buyer Affiliates, on its own behalf and on behalf of its Affiliates, all claims, causes of action and demands whatsoever, in law or at equity (whether any such claim, action or demand is fashioned in contract, tort, strict liability, warrantee, or any other manner whatsoever), that it or they may have against the Buyer Affiliates for, any loss or damage resulting from, incidental to or relating to the performance or non-performance of the services hereunder by any of the Buyer Affiliates, including any exercise or refusal to exercise a discretion, any mistake or error of judgment or any act or omission by the Buyer Affiliates reasonably believed by the Buyer Affiliates to be within the scope of authority conferred thereon by this Agreement, except to the extent such loss or damage (i) was proximately caused by the gross negligence, bad faith or willful misconduct of such Buyer Affiliates in performing its obligations hereunder, (ii) is expressly covered as an obligation of the Buyer pursuant to Section 7.2 or (iii) is based upon or arises out of the breach of any covenant, undertaking, representation or warranty of Buyer under this Agreement.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, Seller, its Affiliates and each of their respective members, directors, officers, agents, employees and representatives (collectively, the “Seller Affiliates”), shall not, either directly or indirectly, be liable, answerable or accountable to any Buyer Parties or any Affiliate thereof, for, and each of the Buyer Parties hereby waives, for the benefit of the Seller Affiliates, on its own behalf and on behalf of its Affiliates, all claims, causes of action and demands whatsoever, in law or at equity (whether any such claim, action or demand is fashioned in contract, tort, strict liability, warrantee, or any other manner whatsoever), that it or they may have against the Seller Affiliates for, any loss or damage resulting from, incidental to or relating to the performance or non-performance of the services hereunder by any of the Seller Affiliates, including any exercise or refusal to exercise a discretion, any mistake or error of judgment or any act or omission by the Seller Affiliates reasonably believed by the Seller Affiliates to be within the scope of authority conferred thereon by this Agreement, except to the extent such loss or damage (i) was proximately caused by the gross negligence, bad faith or willful misconduct of such Seller Affiliates in performing its obligations hereunder, (ii) is expressly covered as an obligation of the Seller Parties pursuant to Section 7.2 or (iii) is based upon or arises out of the breach of any covenant, undertaking, representation or warranty of any Seller Party under this Agreement.

7.2           Indemnification.  Each Party shall indemnify and hold harmless the other Party, its members, directors, officers, agents, employees and representatives, from all liability or expense (including but not limited to reasonable attorney fees and costs of investigation and defense) on account of any claim by a third party for bodily injury  (including injury resulting in death) or damage to property (for the avoidance of doubt, excluding the Project property, for which the Parties will look exclusively to insurance) against the indemnified Party based upon or arising out of (A) the negligent act or omission of the indemnifying Party or the indemnifying Party’s employees, officers, directors, members, contractors, subcontractors or agents, in connection with the performance of its respective undertakings under this Agreement or (B) any breach of any covenant, undertaking, representation or warranty of such indemnifying Party under this Agreement.  Each Party shall be obligated to indemnify the other Party under this Section 7.2 only for those claims arising under this Section 7.2 as to which the Party seeking indemnification shall have given notice to the indemnifying Party prior to (i) December 15, 2009 in the event the Closing shall not occur or (ii) the end of the Survival Period in the event the Closing shall occur.  Any written notice delivered by a Party seeking indemnification hereunder shall set forth with as much specificity as reasonable practicable the basis for the claim hereunder and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

7.3           Maximum Liability Amount.  Notwithstanding anything to the contrary set forth in this Agreement, the maximum aggregate liability of the Buyer Parties to the Seller Parties (and any Affiliate thereof) for all losses, claims, damages, liabilities, obligations, costs and expenses (including legal fees) of whatsoever kind or nature which in any way arise from or in connection with this Agreement or the performance or non-performance of the Transition Services, the Remediation Services or any other obligations of a Buyer Party hereunder (including those arising under Article III and this Article VII) shall be limited to a total aggregate amount of (i) $250,000, in the event the Buyer does not deliver to Seller a Buyer EBITDA Notice and (ii) $500,000, in the event the Buyer does deliver to Seller a Buyer EBITDA Notice (the “Maximum Liability Amount”).

7.4           Limitation on Liability.  Notwithstanding anything to the contrary set forth in this Agreement, in no event shall either Party be liable for any consequential, exemplary, special, indirect, incidental or punitive loss, damage, or expenses (or equivalents thereof, no matter how claimed, computed or characterized, including but not limited to business interruption, lost business, or savings, or whether claimed as a matter of contract, tort, strict liability, warrantee, or any other manner whatsoever)) arising out of or in connection with this Agreement, its subject or its performance or breach of performance by either Party.  In addition, neither Party shall be liable to the other Party for any claim, damage, or loss to the extent that same shall be covered by a manufacturer’s or similar warranty.  Each Party shall, if necessary or useful for the realization of the benefits thereof, assign to the respective Party any such warranties, but only if or to the extent such are assignable.  Each Party shall provide the other Party reasonable cooperation with respect to any such claims.  The limitation of liability contained in this Article shall be effective without regard to said Party’s performance or failure or delay of performance under any other term or condition of this Agreement.

7.5           Unsafe Conditions.  Buyer shall not be liable for performance of any of its obligations hereunder for so long as, and to the extent that, they become impossible or unsafe to perform as a result of the existence of any hazardous or potentially hazardous condition at or around the Project site (which condition Buyer could not reasonably control in the reasonable commercial exercise of its rights and obligations and which was not caused by Buyer, its subcontractors or personnel).

7.6           Insurance.  The indemnifying Party shall be subrogated to the rights of the indemnified Party in respect of any insurance relating to damages to the extent of any indemnification payments made hereunder.

ARTICLE VIII
TERMINATION

8.1           Termination of Purchase Agreement.  Upon the termination of the Purchase Agreement in accordance with its terms prior to the Closing, this Agreement shall terminate upon the receipt by a Party from the other Party of a written notice of termination of this Agreement as a result of such termination of the Purchase Agreement; provided that (i) at Seller’s option, Buyer shall continue to perform the Transition Services if then in effect for an additional fourteen (14) days following the receipt or giving of such notice of termination (taking into account the intended transition of such Transition Services to the Seller Parties by the end of such fourteen (14) day period); and (ii) for the avoidance of doubt, notwithstanding any such termination, Buyer and its Affiliates shall retain the right to have such access to the Project as Buyer and its Affiliates may reasonably require in order to remove any upgraded equipment  from the Project as contemplated in Section 4.14(a) of the Purchase Agreement or other equipment or property of Buyer or its Affiliates located on the Project site.  In the event that the Parties agree that Buyer will continue to perform Transition Services under clause (i) of this Section 8.1 for an additional fourteen (14) day period, the Parties acknowledge and agree that, for purposes of the calculation of any termination payment payable pursuant to Section 3.6, the Transition Services Term shall include such additional fourteen (14) day period,

8.2           Other Termination; Default.  Each Party (the “Terminating Party”) may terminate this Agreement for Cause (as hereinafter defined) of the other Party (the “Defaulting Party”) at or after any time that Cause exists upon the giving of written notice of such termination for Cause to the Defaulting Party.  As used herein, the term “Cause” means, with respect to a Party, any of the following in relation to such Party or any of its Designated Representatives or Affiliates: (i) any willful malfeasance or gross negligence relating to the Project; (ii) any material breach by such Party under this Agreement, which breach has not been cured within ten (10) Business Days after the Terminating Party has given the Defaulting Party written notice thereof or, if such breach is not reasonably remediable within such ten (10) Business Day period, the Defaulting Party has failed to commence to take, within such ten (10) Business Day period, steps to remedy such default and to thereafter proceed diligently and as expeditiously as reasonably possible to cure or remedy such breach; or (iii) the discovery or occurrence of any fact or circumstance that would cause the Defaulting Party to be in material breach of (i) Section 3.2(d) of the Purchase Agreement in the case of Buyer as the Defaulting Party or (ii) Section 9.13 of this Agreement or Article II (the representations and warranties contained in Article II to be deemed made as of the time as of which they speak as set forth in the Purchase Agreement) or Section 4.14(a) of the Purchase Agreement in the case of any Seller Party as the Defaulting Party, which breach cannot be cured to the reasonable satisfaction of the Terminating Party within ten (10) Business Days of the receipt of notice by the Defaulting Party of such breach or, if such breach is not reasonably remediable within such ten (10) Business Day period, the Defaulting Party has failed to commence to take, within such ten (10) Business Day period, steps to remedy such breach and to thereafter proceed diligently and as expeditiously as reasonably possible to cure or remedy such breach.

8.3           Post-Termination Obligations.  Articles VII, VIII and IX (other than Sections 9.13 and 9.17) shall survive any termination of this Agreement.  Notwithstanding any termination of this Agreement, Seller shall remain obligated to pay to Buyer any amounts payable pursuant to Section 3.4 or, if applicable, Section 3.6, and such obligation to make such payments to Buyer shall survive the termination of this Agreement until any such payments shall have been paid in full as required hereunder.  Notwithstanding any termination of this Agreement, Buyer shall, subject to Section 7.3, remain obligated to pay to Seller any amounts, if applicable, payable pursuant to Section 3.6 or Section 3.8 and such obligation to make such payment to Seller shall survive the termination of this Agreement until any such payments have been paid in full as required hereunder.

ARTICLE IX
MISCELLANEOUS

9.1           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

9.2           Jurisdiction; Enforcement.  Each of the Seller Parties and Buyer agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that only the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State and City of New York or in New York state court located in the State and City of New York, this being in addition to any other remedy to which they are entitled hereunder.  In addition, each of the Seller Parties and Buyer (a) consents to submit itself to the personal jurisdiction of any federal court located in the State and City of New York or any New York state court located in the State and City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State and City of New York.

9.3           Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.4           Confidentiality.  The Parties hereto acknowledge and agree that the terms of this Agreement and any information or materials furnished or made available by any Party to the other Party in connection herewith shall be treated as confidential information subject to the provisions of the Confidentiality Agreement between Seller and Wellhead Electric Company, Inc, dated as of June 10, 2008 (the “Confidentiality Agreement”) as if each of Buyer and each Seller Party were a party thereto and bound thereby; provided, however, that either Party may disclose such information as required by law, including applicable securities laws and policies.  Buyer hereby acknowledges that Seller is required to disclose the terms of this Agreement, and file a copy of this Agreement with the Securities and Exchange Commission, under securities laws and the rules of the Nasdaq Stock Market.

9.5           Notices.  The provisions of Section 8.7 of the Purchase Agreement are hereby incorporated herein by reference and shall apply to this Agreement, where the reference to “Buyers or Guarantor” in such Section 8.7 shall be to the Buyer hereunder and the reference to “Seller” in such Section 8.7 shall be to each of the Seller Parties hereunder.

9.6           Independent Contractor.  Buyer shall be considered an independent contractor acting as agent to the Seller Parties and shall not be a joint venturer, partner, officer or employee of any Seller Party and neither Party nor their respective Affiliates shall make any claim to the contrary.  Nothing herein shall be construed so as to impose any liability as a partner or joint venturer on any party.  Under no circumstances shall any of the employees of the Parties (if any) be deemed to be employees of the other Party for any purpose.  Each Party shall maintain control over its employees (if any), subcontractors and subcontractors’ employees (if any) (except as otherwise expressly provided herein or in the Purchase Agreement) and shall comply with all withholding of income at source requirements.  Except as otherwise provided herein or in the Purchase Agreement, neither Party shall have the right to bind the other Party to any agreement with a third party.

9.7           Assignment.  Neither this Agreement nor the rights, interests or obligations of a party hereunder shall be assigned in whole or in part (whether by operation of law or otherwise) by such party without the prior written consent of the other parties.  Subject to the preceding sentence of this Section 9.7, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

9.8           Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other party.

9.9           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.10           Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), the Purchase Agreement, the Escrow Agreement, the Escondido Asset Management Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.11           Rights Cumulative; Waiver.  Except as expressly provided otherwise in this Agreement, all rights, powers and privileges conferred under this Agreement shall be cumulative and not restrictive of those given by law.  No waiver by any party of any condition or right of termination granted by this Agreement may be relied upon by the other parties unless such waiver is in writing signed by the party against whom enforcement of such wavier is sought.

9.12           Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

9.13           Confirmation of Representations and Warranties.  The Parties acknowledge that each such Party is entering into this Agreement in reliance on the representations and warranties given by the other Party in the Purchase Agreement (such representations and warranties deemed to be given by each such Party as of the date of the Purchase Agreement).  Without limiting the representations and warranties of any Party under the Purchase Agreement and the applicability thereto to this Agreement, (i) the Seller Parties hereby confirm, as of the date hereof and the Effective Date, that, except as set forth in the Seller Disclosure Schedule, the representations and warranties of Seller set forth in Section 2.3 of the Purchase Agreement are true and correct with respect to the execution and delivery of this Agreement by each Seller Party and the transactions contemplated by this Agreement and (ii) the Buyer hereby confirms, as of the date hereof and the Effective Date, that, except as set forth in the Buyer Disclosure Schedule, the representations and warranties of Buyer set forth in Section 3.2(d) of the Purchase Agreement are true and correct.

9.14           Amendment.  This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the Parties.

9.15           Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

9.16           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.17           Further Assurances.  Each of the Parties agree to provide such information, execute and deliver any instruments and documents and to take or cause to be taken such other commercially reasonable actions as may be necessary or requested by the other Party which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

9.18           Seller Parties.  Each undertaking by the Seller Parties hereunder shall be a deemed to be a joint and several undertaking of each of Seller, Parent and the Company.  For purposes of this Agreement and the performance of the Remediation Services and Transition Services, Buyer and its Affiliates shall be entitled to rely on any instructions or actions by any Seller Party as the joint instructions and actions of all Seller Parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives.

WELLHEAD ELECTRIC EQUIPMENT, LLC

By:		San Joaquin Dryers, LP, Managing
Member

	By:	Fresno Cogen, Inc., its General
Partner

	By:	/s/ Harold E. Dittmer
Name: Harold E. Dittmer
Title: President

CALIFORNIA HOLDINGS McCALL, LLC

By:		/s/ Harold E. Dittmer
Name: Harold E. Dittmer
Title: Managing Member

MMC ENERGY NORTH AMERICA, LLC

By:		/s/ Michael J. Hamilton
Name: Michael J. Hamilton
Title: Chairman and Chief Executive
Officer

MMC ENERGY, INC.

By:		/s/ Michael J. Hamilton
Name: Michael J. Hamilton
Title: Chairman and Chief Executive
Officer

MMC CHULA VISTA, LLC

By:	/s/ Michael J. Hamilton
Name: Michael J. Hamilton
Title: Chairman and Chief Executive
Officer

EXHIBIT A
SCOPE OF SERVICES

The Transition Services shall include, but not be limited by, the following:

1.  Administration of each Project Contract other than Energy Management Agreements, including directions to be given to each Project Contractor thereunder on behalf of a Seller Party as set forth in such Project Contract; provided that all payments required to be made by or on behalf of a Seller Party shall be made by the applicable Seller Party.

2.  Management of all Project equipment repair, replacement and servicing.

3.  Management of supplies and materials.

A-1

EXHIBIT B
DESIGNATED REPRESENTATIVES

Buyer –  Paul Cummins, Vice President (Primary)
Harold Dittmer, President (Backup)

Seller Parties –  Harry Scarborough, Senior Vice President Business Development & Operations
(Primary)
Denis Gagnon, Chief Financial Officer (Backup)

B-1

EXHIBIT C
PROJECT CONTRACTS

A. Chula Vista Contracts

1.	Resource Adequacy Capacity Confirmation, between MMC Energy North America, LLC and Occidental Power Services, Inc., dated as of November 19, 2008 (CV – 2009).

2.
Land lease dated as of March 28, 2000 between John S. Marquez and Carole G. Marquez Trustees U.D.T., March 20, 1991 (collectively “Landlord”) and PG&E Disbursed Generating Co., LLC (“Tenant”), dated March 28, 2000, assigned to Seller on January 9, 2006, together with the lease amendments set forth in Section 2.11 incorporated herein by reference.

3.	Base Contract for Retail Sale and Purchase of Natural Gas or Electricity between Macquarie Cook Energy LLC and MMC Chula Vista, LLC, dated November 1, 2008.

4.
Master Power Purchase and Sale Agreement Cover Sheet, dated as of November 1, 2008, between Macquarie Cook Power Inc. and MMC Chula Vista, LLC, Escondido, with EEI Standard Master Power Purchase and Sale Agreement Version 2.1 (modified 4/25/00) incorporated therein by reference.

5.	Request for Retail Noncore Gas services between San Diego Gas & Electric Company and MMC Chula Vista, LLC, effective June 1, 2007.

6.	Participating Generator Agreement, between MMC Chula Vista, LLC and California Independent System Operator, dated January 12, 2006.

7.	Meter Service Agreement for ISO Metered Entities, between MMC Chula Vista, LLC and California Independent System Operator dated January 12, 2006.

8.
Interconnection agreement dated as of April 12, 2001 between PG&E Dispersed Generating Company, Inc. (successor-in-interest to Ramco Inc.) and San Diego Gas & Electric Company, assigned to MMC Chula Vista, LLC on December 14, 2005.

9.
Expedited Interconnection Facilities Agreement, dated April 12, 2001, between PG&E Dispersed Generating Company, Inc. (successor-in-interest to Ramco Inc.) and San Diego Gas & Electric Company, assigned to MMC Chula Vista, LLC on December 14, 2005.

10.	Owner Participation Agreement dated between the Redevelopment Agency of the City of Chula Vista and PG&E Dispersed Generating Company, LLC, effective September 26, 2000.

11.
Estoppel Certificate issued by the Redevelopment Agency of the City of Chula Vista and the City of Chula Vista on April 14, 2006 to TD Banknorth NA fbo MMC Chula Vista, LLC, which document serves to assign the Owner Participation Agreement (per number 12 above) to MMC Chula Vista, LLC.

C-1

B.   Contracts Applicable to Both Chula Vista and Escondido

1.
Resource Adequacy Capacity Marketing Services Agreement between MMC Energy North America, LLC and Occidental Power Services, Inc., dated as of May 15, 2006 “RACMSA”), together with the amendments set forth below:

a.	Addendum to RACMSA effective May 15, 2006
b.	Attachment 2 dated January 26, 2007
c.	Attachment 2 dated May 15, 2007

2.
Energy Management Agreement, between Macquarie Cook Power Inc., Macquarie Cook Energy, LLC, (collectively, the “Energy Manager”), MMC Energy North America, LLC, MMC Mid-sun LLC, MMC Chula Vista, LLC and MMC Escondido, LLC, dated as of November 1, 2008 (the “Energy Management Contract”).

3.
Master Netting, Setoff, Security and Collateral Agreement between Macquarie Cook Power Inc., Macquarie Cook Energy, LLC, (collectively, the “Energy Manager”), MMC Energy North America, LLC, MMC Mid-sun LLC, MMC Chula Vista, LLC and MMC Escondido, LLC, undated.

4.
Premises Pollution Liability II Insurance Policy No. PPI G2389533A 001, effective October 25, 2007,  issued by Ace American Insurance Co. to MMC Energy, Inc. covering its Chula Vista and Escondido sites, with endorsements.

5.
Assignment Agreement executed as of December 14, 2005, between Dispersed Generating Company, LLC (assignor and successor-in-interest to Ramco Inc.) and MMC Chula Vista LLC and MMC Escondido LLC. (Assignment of interconnection and expedited interconnection facilities agreements for Escondido and Chula Vista.)

6.	FT4 Dry Low NOX-Equipped Engine Special Support Agreement between Pratt & Whitney Power Systems, Inc. and MMC Energy, Inc., dated as of January 10, 2007.

7.	Services Agreement (Revised 12/31/07), between Pro Energy Services, LLC, and MMC Energy, Inc., dated as of December 31, 2007 (O&M contract for Escondido & Chula Vista plants).

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EXHIBIT D
INSURANCE

Seller Parties Insurance:

Seller Parties shall maintain the following Existing Project Insurance during the Term:

1.  Commercial or Business Automobile Liability insurance for coverage of owned, non-owned and hired vehicles, with a minimum limit of One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage.

2 . Commercial General Liability insurance against claims for personal injury (including bodily injury and death) and property damage.  Such insurance shall provide premises / operations, products-completed operations, blanket contractual liability, explosion, collapse and underground coverage, broad form of property damage, independent contractor’s and personal injury insurance, punitive damages to the extent insurable under the laws of the State of California, with a minimum limit of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the annual aggregate for combined bodily injury and property damage.

3. Excess or Umbrella Liability insurance over and above the insurance required above, except for Workers Compensation coverage, with a limit of Ten Million Dollars ($10,000,000) per occurrence / Ten Million Dollars ($10,000,000) aggregate.

4. Pollution Liability insurance for coverage against claims for pollution incidents, with a minimum limit of One Million Dollars ($1,000,000) per occurrence / Two Million Dollars ($2,000,000) in aggregate.

4A. Pollution Liability insurance for coverage against claims for pre-existing pollution incidents, with a minimum limit of Five Million Dollars ($5,000,000) per occurrence / Five Million Dollars ($5,000,000) in aggregate.

5. Property insurance for coverage against risks to real and personal property, with a minimum limit of One Hundred Thousand Dollars ($100,000) with respect to real and personal property, Two Hundred and Fifty Thousand Dollars ($250,000) with respect to loss to turbines per occurrence / Eighteen Million Dollars ($18,000,000) in aggregate for both real and personal property and loss to turbines. Property insurance for coverage against  equipment breakdown risk to real and personal property, with a minimum limit of Twenty Five Thousand Dollars ($25,000) per occurrence/ Eighteen Million Dollars ($18,000,000) in aggregate and Five Hundred Thousand ($500,000) in aggregate for Expediting Expense.

6 . Flood Liability insurance for coverage against claims for flood incidents, with a minimum limit of Two Hundred and Fifty Thousand Dollars ($250,000) per occurrence / One Million Dollars ($1,000,000) in aggregate.

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7 . Earthquake Liability insurance for coverage against claims for earthquake incidents, with a minimum limit of Two Hundred and Fifty Thousand Dollars ($250,000) per occurrence / Five Million Dollars ($5,000,000) in aggregate.

8. Workers’ Compensation insurance as prescribed by applicable law, including insurance covering liability under the longshoremen’s and Harbor Worker’s Act, the Jones Act and the Outer Continental Shelf Land Act, if applicable.  Workers’ Compensation insurance should be in accordance with the laws and regulations of the State of California, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of employees of Seller.

Buyer Insurance:

Buyer shall maintain the following insurance during the Term:

1.           Workers’ Compensation insurance as prescribed by applicable law, including insurance covering liability under the longshoremen’s and Harbor Worker’s Act, the Jones Act and the Outer Continental Shelf Land Act, if applicable.  Workers’ Compensation insurance should be in accordance with the laws and regulations of the State of California, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of employees of Buyer.

2.           Commercial or Business Automobile Liability insurance for coverage of owned, non-owned and hired vehicles, with a minimum limit of One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage.

3.           Commercial General Liability insurance against claims for personal injury (including bodily injury and death) and property damage.  Such insurance shall provide premises / operations, products-completed operations, blanket contractual liability, explosion, collapse and underground coverage, broad form of property damage, independent contractor’s and personal injury insurance, punitive damages to the extent insurable under the laws of the State of California, with a minimum limit of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the annual aggregate for combined bodily injury and property damage.

4.           Excess or Umbrella Liability insurance over and above the insurance required above, except for Workers Compensation coverage, with a limit of Ten Million Dollars ($10,000,000) per occurrence / Ten Million Dollars ($10,000,000) aggregate.

With the exception of the Workers’ Compensation insurance, Buyer shall cause the Seller Parties to be named as an additional insured and a loss payee under the insurance specified in this Exhibit D and shall require the insurers thereunder to waive subrogation against the Seller Parties and their Affiliates together with their respective officers, directors, Affiliates and employees.

Insurance Requirements for Seller Parties and Buyers:

Each Seller Party and Buyer shall cause the insurers providing insurance required to be maintained by it hereunder, on a best endeavors basis, to provide thirty (30) days advance written notice to the other Party in the event of cancellation, non-renewal or any material change in the coverage or conditions included thereunder, with the exception of non-payment of premium, in which case ten (10) days written notice shall be provided for all policies.

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EXHIBIT E
SELLER OBLIGATIONS

1.  Financial accounting and control for each Seller Party

2.  Tax reporting and tax compliance

3.  Insurance of Seller Parties set forth on Exhibit D

4.  Making of all payments owed by any Seller Party under any Project Contract

5.  Market participation and dispatch decisions under the Energy Management Agreements

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EXHIBIT F
DISPATCH DECISIONS REQUIRED PROCEDURES AND GUIDELINES

1.           Buyer shall from time to time make recommendations to Seller regarding dispatch decisions, bidding strategy and plant status communications to the CAISO for the Project.

2.           Seller agrees to fully take into account in good faith Buyer’s recommendations but shall retain the full legal right to make decisions regarding the topics outlined in No. 1 above.

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